AMENDMENT TO THE
ETF SERIES SOLUTIONS
FUND ADMINISTRATION SERVICING AGREEMENT

    THIS AMENDMENT dated as of the 19th day of February, 2015, to the Fund Administration Servicing Agreement, dated as of May 16, 2012, as amended (the "Agreement"), is entered into by and between ETF SERIES SOLUTIONS, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add a fund; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series to the ETF Series Solutions:

Exhibit K, the AlphaMark Actively Managed Small Cap ETF, is hereby added and attached hereto.

This amendment will become effective upon the commencement of operations of the AlphaMark Actively Managed Small Cap ETF.  Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETF SERIES SOLUTIONS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Michael D. Barolsky	By: /s/ Michael L. Ceccato

Name: Michael D. Barolsky	Name: Michael L. Ceccato

Title: Vice President and Secretary	Title: Senior Vice President

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Exhibit K to the ETF Series Solutions Fund Administration Servicing Agreement at February, 2015

Name of Series
AlphaMark Actively Managed Small Cap ETF

Base Fee1 for Accounting, Administration, Transfer Agent & Account Services
The following reflects the greater of the basis point fee or minimum per fund

Admin/Accounting/TA	Basis Points on AUM				Annual Minimum per Fund
	First $[-]	Next $[-]	Next $[-]	Balance	Funds 1-5	Funds 6-10	Funds 11+
	[-]	[-]	[-]	[-]	$[-]	$[-]	$[-]
Note: MLP Funds pricing may vary from the above annual fees and are TBD per investment strategy

The Following Services and Associated Fees are in Addition to the Base Fee
Pricing Services
▪  $[-] –Domestic Equities, Options, ADRs
▪  $[-] –Foreign Equities
▪  $[- ]–Domestic Corporate/Convertible/Gov’t/Agency Bonds, Futures, Forwards, Currency Rates, Mortgage Backed Securities
▪  $[-] –CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency Bonds, Asset Backed Securities, High Yield Bonds
▪  $[-] –Bank Loans
▪  $[-] –Credit Default Swaps
▪  $[-] –Swaptions, Index Swaps
▪  $[-] –Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

Corporate Action & Manual Pricing Services
▪  $[-] /Foreign Equity Security per Month for Corporate Action Service
▪  $[-] /Domestic Equity Security per Month for Corporate Action Service
▪  $[-] /Month Manual Security Pricing (>10/day)

ESS Trust Chief Compliance Officer Annual Fee
▪  $[-] for the first fund*
▪  $[-] for each additional fund*
▪  $[-] per sub-advisor per fund*
*subject to change and approval by on ESS Board of Directors

Ongoing Annual Legal Administration Services
Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements:
▪  $[-] additional minimum

Section 15(c) Reporting
Add the following for legal administration services and data charges necessary to compile SEC required “peer reporting” information.
▪  $[-]/fund per report

Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor and sub-advisor facilities.

1 Subject to annual CPI increase, Milwaukee MSA.
Fees are calculated pro rata and billed monthly

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Exhibit K (continued) to the ETF Series Solutions Fund Administration Servicing Agreement - Fund Accounting, Fund Administration & Portfolio Compliance Supplemental Services at February, 2015

Optional Services Provided by USBFS upon Client Request

Fair Value Services (Charged at the Complex Level)
The lesser of…
▪  $[-] per Fund
▪  Or $[-] on the First 100 Securities and $[-] on the balance of Securities
NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Daily Compliance Services
▪  Base fee – $[-] /fund per year
▪  Setup – $[-] /fund group

Non-Standard Intraday Indicative Value (IIV) Calculation
▪  Negotiated based upon specific requirements

Customized Benchmarking
▪  Negotiated based upon specific requirements

Additional Services Provided and Negotiated Upon Client Request.

Advisor’s Signature below acknowledges approval of the fee schedules on this Exhibit J.

AlphaMark Advisors, LLC

By: /s/ Michael L. Simon

Printed Name: Michael L. Simon

Title: President                                                           Date:  4/16/15

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